                                                     Exhibit 23.3
                                                     ------------


                      CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
QVC, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Comcast Corporation of our report dated February 2, 1996, with respect to the consolidated balance sheet of QVC, Inc. and subsidiaries as of December 31, 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for the eleven-month period ended December 31, 1995, which report is included as an exhibit to the Annual Report on Form 10-K of Comcast Corporation for the year ended December 31, 1995 which Form 10-K is incorporated by reference herein.



/s/ KPMG Peat Marwick LLP
Philadelphia, Pennsylvania
July 18, 1996